Exhibit 99.1

For Immediate Release

Media Contact:	Investor Contacts:
Eric Boomhower	Iris Griffin	Byron Hinson
(803) 217-7701	(803) 217-6642	(803) 217-5352
eboomhower@scana.com	igriffin@scana.com	bhinson@scana.com

SCANA Reports Financial Results for Second Quarter

Cayce, SC, August 4, 2011...SCANA Corporation (NYSE: SCG) today announced basic earnings for the second quarter of 2011 of $56 million, or 44 cents per share, compared to $54 million, or 43 cents per share, for the second quarter of 2010.

“SCANA’s basic earnings for the second quarter of 2011 were higher than the second quarter of last year and in-line with our expectations,” said Jimmy Addison, senior vice president and chief financial officer. “The second quarter is cyclically our smallest earnings quarter with relatively narrow variances.”

The increase in earnings for the second quarter of 2011 was primarily attributable to improved margins from electric base rate increases and lower operations and maintenance expenses, which were partially offset by higher depreciation, higher interest expense and share dilution.  In addition, there was a weather benefit of 6 cents per share in the second quarter of 2010 at SCE&G.  With SCE&G’s electric weather normalization mechanism, margins no longer experience large fluctuations due to weather.

For the first six months of 2011, SCANA reported basic earnings of $184 million, or $1.44 per share, compared to $180 million, or $1.45 per share, for the same period in 2010.  Increases in electric margin from base rate increases were more than offset by lower gas margins, increases in interest, depreciation, and property tax expenses, and share dilution.

“While the economy continues to struggle, we are pleased to see continued industrial announcements and residential customer growth in our service territory,” said Addison. “For the remainder of the year we will continue to focus on nuclear construction, cost control, and providing safe, reliable energy.”

FINANCIAL RESULTS BY MAJOR LINES OF BUSINESS

South Carolina Electric & Gas Company

South Carolina Electric & Gas Company (SCE&G), SCANA’s principal subsidiary, reported earnings in the second quarter of 2011 of $61 million, or 48 cents per share, compared to $63 million, or 50 cents per share, in the same quarter last year. Increases in electric margin from base rate increases were more than offset by the effects of weather in the second quarter of 2010, lower gas margin, increases in interest and depreciation expense, and share dilution.  At June 30, 2011, SCE&G was serving approximately 664,000 electric customers and approximately 313,000 natural gas customers, up 0.6 and 1.0 percent, respectively, over the same date in 2010.

PSNC Energy

PSNC Energy, the Company’s North Carolina-based retail natural gas distribution subsidiary, reported a seasonal loss of less than $1 million, or 1 cent per share, in the current quarter, unchanged from 2010.  At June 30, 2011, PSNC Energy was serving approximately 475,000 natural gas customers, an increase of 1.6 percent over the previous year.

SCANA Energy - Georgia

SCANA Energy, the Company’s retail natural gas marketing business in Georgia, reported a seasonal loss of $3 million, or 2 cents per share, in the second quarter of 2011, compared to a loss of $6 million, or 5 cents per share, in the same quarter last year. This improvement is driven primarily by increased margins due to cooler weather early in the quarter compared to last year and lower operating expenses.  At June 30, 2011, SCANA Energy was serving approximately 460,000 customers, maintaining its position as the state’s second largest natural gas marketer.

Corporate and Other, Net

SCANA’s corporate and other businesses, which include Carolina Gas Transmission, SCANA Communications, ServiceCare, SCANA Energy Marketing and the holding company, reported a loss in the second quarter of 2011 of $2 million, or 1 cent per share, unchanged from 2010.

CONFERENCE CALL NOTICE

SCANA will host its quarterly conference call for security analysts at 2:00 p.m. ET on Thursday, August 4, 2011. The call-in numbers for the conference call are 1-866-271-0675 (US/Canada) and 1-617-213-8892 (International). The passcode is 74879950. Participants should call in 5 to 10 minutes prior to the scheduled start time. A replay of the conference call will be available approximately 2 hours after conclusion of the call through August 18, 2011. The telephone replay numbers are 1-888-286-8010 (US/Canada) and 1-617-801-6888 (International). The passcode for the telephone replay is 83382813.

All interested persons, including investors, media and the general public, may listen to a live webcast and access related presentation materials of the conference call at the Company’s website at www.scana.com.  Participants should go to the website at least 5 to 10 minutes prior to the call start time and follow the instructions. A replay of the conference call and a transcript will also be available on the Investor Relations section of the website approximately 2 hours after conclusion of the call through August 18, 2011.

PROFILE

SCANA Corporation, a Fortune 500 company headquartered in Cayce, SC, is an energy-based holding company principally engaged, through subsidiaries, in electric and natural gas utility operations and other energy-related businesses. The Company serves approximately 664,000 electric customers in South Carolina and more than 1.2 million natural gas customers in South Carolina, North Carolina and Georgia. Information about SCANA and its businesses is available on the Company’s website at www.scana.com.

SAFE HARBOR STATEMENT

Statements included in this press release which are not statements of historical fact are intended to be, and are hereby identified as, “forward-looking statements” for purposes of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements concerning key earnings drivers, customer growth, environmental regulations and expenditures, leverage ratio, projections for pension fund contributions, financing activities, access to sources of capital, impacts of the adoption of new accounting rules and estimated construction and other expenditures. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “should,” “expects,” “forecasts,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” or “continue” or the negative of these terms or other similar terminology. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: (1) the information is of a preliminary nature and may be subject to further and/or continuing review and adjustment; (2)  regulatory actions, particularly changes in rate regulation, regulations governing electric grid reliability, and environmental regulations, and actions affecting the construction of new nuclear units; (3) current and future litigation; (4) changes in the economy, especially in areas served by subsidiaries of SCANA Corporation (SCANA, and together with its subsidiaries, the Company); (5) the impact of competition from other energy suppliers, including competition from alternate fuels in industrial interruptible markets; (6) growth opportunities for SCANA’s regulated and diversified subsidiaries; (7) the results of short- and  long-term financing efforts, including future prospects for obtaining access to capital markets and other sources of liquidity; (8) changes in SCANA’s or its subsidiaries’ accounting rules and accounting policies; (9) the effects of weather, including drought, especially in areas where the Company’s generation and transmission facilities are located and in areas served by SCANA’s subsidiaries; (10) payment by counterparties as and when due; (11) the results of efforts to license, site, construct and finance facilities for baseload electric generation and transmission; (12) maintaining creditworthy joint venture partners for South Carolina Electric & Gas Company’s new nuclear generation project; (13) the ability of suppliers, both domestic and international, to timely provide the components, parts, tools, equipment and other supplies needed for our construction program, operations and maintenance; (14) the availability of fuels such as coal, natural gas and enriched uranium used to produce electricity; the availability of purchased power and natural gas for distribution; the level and volatility of future market prices for such fuels and purchased power; and the ability to recover the costs for such fuels and purchased power; (15) the availability of skilled and experienced human resources to properly manage, operate, and grow the Company’s businesses; (16) labor disputes; (17) performance of SCANA’s pension plan assets; (18) changes in taxes; (19) inflation or deflation; (20) compliance with regulations; and (21) the other risks and uncertainties described from time to time in the periodic reports filed by SCANA or SCE&G with the United States Securities and Exchange Commission.  The Company disclaims any obligation to update any forward-looking statements.

FINANCIAL AND OPERATING INFORMATION

Condensed Consolidated Statements of Income

(Millions, except per share amounts) (Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Operating Revenues:
Electric(1)	$616	$575	$1,174	$1,115
Gas-Regulated	135	137	497	567
Gas-Nonregulated	249	227	610	685
Total Operating Revenues	1,000	939	2,281	2,367

Operating Expenses:
Fuel Used in Electric Generation	251	222	462	456
Purchased Power	8	3	10	5
Gas Purchased for Resale	297	277	810	936
Other Operation and Maintenance	165	167	334	339
Depreciation and Amortization	86	83	172	166
Other Taxes	51	50	103	98
Total Operating Expenses	858	802	1,891	2,000

Operating Income	142	137	390	367

Other Income (Expense)
Other Income	11	14	24	27
Other Expense	(9)	(9)	(19)	(19)
Interest Charges, Net	(70)	(66)	(139)	(131)
Allowance for Equity Funds Used During Construction	5	7	8	10
Total Other Expense	(63)	(54)	(126)	(113)

Income Before Income Tax Expense	79	83	264	254
Income Tax Expense(1)	(23)	(29)	(80)	(74)

Income Available to Common Shareholders of SCANA Corporation	56	54	184	180

Basic Earnings Per Share of Common Stock(2)	$.44	$.43	$1.44	$1.45
Diluted Earnings Per Share of Common Stock	$.43	$.43	$1.42	$1.45
Weighted Average Shares Outstanding (Millions):
Basic	128.5	125.2	128.2	124.5
Diluted(2)	129.7	125.4	129.4	124.6
Dividends Declared Per Share of Common Stock	$.485	$.475	$.97	$.95

Note (1): In the first quarter of 2010, pursuant to authorization by the Public Service Commission of South Carolina (SCPSC) in connection with its annual review of fuel cost and rates, the Company accelerated the recognition of previously deferred state income tax credits (EIZ credits) in the amount of $17 million, or 9 cents per share, (thereby lowering income tax expense) and recorded an offsetting reduction of 2010’s recovery of fuel costs (electric revenue).  Similarly, in July of 2010, pursuant to a retail electric base rate increase authorized by the SCPSC, the Company began the accelerated amortization of additional previously deferred EIZ credits over two years, thereby lowering income tax expense and electric revenue in the amount of $6 million, or 3 cents per share in the second quarter of 2011, and $12 million, or 6 cents per share for the six months ended June 30, 2011.

Note (2): In May 2010, SCANA entered into an equity forward sales agreement.  During periods when the average market price of SCANA’s common stock is above the per share adjusted forward sales price, the Company computes diluted earnings per share giving effect to this dilutive potential common stock utilizing the treasury stock method.

Condensed Consolidated Balance Sheets

(Millions) (Unaudited)

	June 30,	December 31,
	2011	2010
ASSETS:
Utility Plant, Net	$9,949	$9,662
Nonutility Property and Investments, Net	469	453
Total Current Assets	1,435	1,631
Total Regulatory Assets and Deferred Debits	1,291	1,222
Total	$13,144	$12,968
CAPITALIZATION AND LIABILITIES:
Capitalization:
Common Equity	$3,805	$3,702
Long-Term Debt, Net	4,379	4,152
Total Capitalization	8,184	7,854
Current Liabilities:
Short-Term Borrowings	546	420
Current Portion of Long-Term Debt	286	337
Other	821	1,110
Total Current Liabilities	1,653	1,867
Total Regulatory Liabilities and Deferred Credits	3,307	3,247
Total	$13,144	$12,968

Earnings per Share by Company:

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
SC Electric & Gas	$.48	$.50	$1.03	$1.02
PSNC Energy	(.01)	(.01)	.24	.24
SCANA Energy-Georgia	(.02)	(.05)	.14	.19
Corporate and Other	(.01)	(.01)	.03	.00
Basic Earnings per Share	$.44	$.43	$1.44	$1.45
Diluted Earnings per Share(2)	$.43	$.43	$1.42	$1.45

Variances in Earnings per Share:

(Unaudited)

	Quarter Ended June 30	Six Months Ended June 30
2010 Basic and Diluted Earnings per Share	$.43	$1.45

Variances:
Electric Margin(1)	.06	.22
Natural Gas Margin	.00	(.10)
Operations & Maintenance Expense	.01	.02
Interest Expense (Net of AFUDC)	(.02)	(.04)
Property Taxes	.00	(.02)
Depreciation	(.02)	(.03)
Dilution	(.01)	(.04)
Other	(.01)	(.02)
Variances in Earnings per Share	.01	(.01)

2011 Basic Earnings per Share	.44	1.44
Additional dilution re: potential common stock(2)	(.01)	(.02)
2011 Diluted Earnings per Share	$.43	$1.42

Consolidated Operating Statistics

	Quarter Ended June 30,			Six Months Ended June 30,
	2011	2010	% Change	2011	2010	% Change
Electric Operations:
Sales (GWh):
Residential	2,009	1,981	1.4	4,068	4,280	(5.0)
Commercial	1,939	1,941	(0.1)	3,589	3,685	(2.6)
Industrial	1,534	1,493	2.7	2,950	2,846	3.7
Other	145	143	1.4	272	273	(0.4)
Total Retail Sales	5,627	5,558	1.2	10,879	11,084	(1.8)
Wholesale	517	468	10.5	998	901	10.8
Total Sales	6,144	6,026	2.0	11,877	11,985	(0.9)

Customers (Period-End, Thousands)				664	660	0.6

Natural Gas Operations:
Sales (Thousand Dekatherms):
Residential	6,371	5,527	15.3	40,737	46,960	(13.3)
Commercial	6,458	6,278	2.9	21,254	23,060	(7.8)
Industrial	47,546	41,792	13.8	88,346	81,231	8.8
Total Retail Sales	60,375	53,597	12.7	150,337	151,251	(0.6)
Sales for Resale	1,640	1,351	21.4	4,616	4,272	8.1
Total Sales	62,015	54,948	12.9	154,953	155,523	(0.4)

Transportation Volumes	35,818	31,958	12.1	81,024	75,212	7.7

Customers (Period-End, Thousands)				1,247	1,231	1.3

Security Credit Ratings (as of 08/04/11):

	Moody’s	Standard & Poor’s	Fitch
SCANA Corporation:
Senior Unsecured	Baa2*	BBB	BBB+
Junior Subordinated Debt	Baa3*	BBB-	BBB-
Commercial Paper	P-2*	A-2	F-2
Outlook	Negative*	Stable	Stable

South Carolina Electric & Gas Company
Senior Secured	A3	A	A
Senior Unsecured	Baa1*	BBB+	A-
Commercial Paper	P-2	A-2	F-2
Outlook	Negative*	Stable	Stable

PSNC Energy:
Senior Unsecured	A3	BBB+	A-
Commercial Paper	P-2	A-2	F-2
Outlook	Stable	Stable	Stable

South Carolina Fuel Company:
Commercial Paper	P-2	A-2	F-2

*On August 1, 2011, Moody’s placed the ratings of SCANA and certain ratings of SCE&G on review for downgrade.